Exhibit 10.1

FIFTH AMENDMENT TO REPUBLIC BANK BUILDING LEASE

9600 BROWNSBORO ROAD,  JEFFERSON COUNTY, KENTUCKY

This Fifth Amendment to Lease dated as of March 15, 2017,  with an effective date as of the Commencement date as hereinafter defined, is made to the Republic Bank Building Lease dated August 1, 1999, as amended, between Jaytee Properties, a Kentucky general partnership, now known as Jaytee-Springhurst, LLC, hereinafter referred to as "Landlord" and Republic Bank & Trust Company, hereinafter referred to as the "Tenant".  As parties hereto, Landlord and Tenant hereby agree to further modify and amend their original Lease Agreement, as amended, as hereafter set forth.

Landlord and Tenant agree that the Lease, shall be amended to increase the rentable square footage under lease by adding, effective as of the date the additional space becoming available for occupancy by the Tenant (the “Commencement Date”), an additional 5,170 rentable square feet on the first floor,  and an additional 5,722 rentable square feet on the second floor, and an additional 8,292 square feet on the third floor, with all the aforementioned additional space at $18.50 per rentable square foot, all additional space located in the Republic Bank Building.

The Tenant’s rent for the additional space referenced herein, totaling 19,184 rentable square feet, shall be Twenty Nine Thousand, Five Hundred Seventy Five Dollars and  33/100 ($29,575.33) per month.

If the Commencement date occurs within any calendar month, the rent shall be pro-rated accordingly for the first calendar month.  Any improvements or alterations to the additional leased space shall be at the expense of Tenant and subject to the prior approval of Landlord. Landlord permits Tenant to enter into possession of the Premises prior to the Lease Commencement Date in order to complete Tenant improvements without the payment of Rent.

The initial term for the additional leased space shall run from the Commencement Date to July 31, 2024, with Tenant having one five- year option to renew the additional space at the same rental rate stated herein plus an adjustment for a CPI increase.  Rent shall be increased during the option period, if exercised, by the most recent five-year average CPI increase to be calculated as of the last five (5) years of the term of the additional leased space and continue in accordance with the terms of that original lease, as amended, referenced herein, except as otherwise provided under this Fifth Amendment.

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REPUBLIC BANK & TRUST COMPANY		JAYTEE-SPRINGHURST, LLC

BY:	/s/ Kevin Sipes	BY:	/s/ Steven E. Trager